EXHIBIT 99.1

El Paso Energy Partners                                 NEWS

El Paso Energy Partners, L.P.
P.O. Box 2511
Houston, Texas 77252-2511


For Immediate Release

El Paso Energy Partners Announces Completion of San Juan Basin
Assets Acquisition

HOUSTON, TEXAS, December 2, 2002-El Paso Energy Partners, L.P. (NYSE:EPN) announced that it has completed its acquisition of the San Juan assets from El Paso Corporation (NYSE:EP). EPN paid $782 million for the assets, which include the natural gas gathering, processing and treating assets located in the San Juan Basin of New Mexico, natural gas liquids (NGL) transportation and fractionation assets located in south Texas, and the Typhoon oil and natural gas pipelines located in the Deepwater Trend of the Gulf of Mexico. The purchase price was funded by the issuance of 10.9 million Series C equity units to El Paso Corporation, the private placement of $200 million of
10.63 percent senior subordinated notes due 2012 representing $195 million in net proceeds, and $238 million under a new senior secured credit facility that matures in May 2004.
"We are thrilled to close this acquisition and add these valuable businesses to the partnership's stable of diversified, long lived, solid cash flow generating assets," said Robert G. Phillips, chairman and chief executive officer of El Paso Energy Partners. "This asset package, anchored by the 5,300 mile San Juan Basin gathering system, continues to further diversify our cash flow mix and adds another major midstream asset to the partnership. Additionally, the Typhoon system integrates well with our Marco Polo project, and the natural gas liquids assets in southeastern Texas will complement our existing Texas NGL and fractionation business. We expect these assets to contribute between $115 million and $125 million of cash flow to our full year 2003 results or approximately $0.20 per unit of distributable cash flow. We are also pleased that we were able to put together a comprehensive financing package which immediately enhances our balance sheet by decreasing our pro forma September 2002 debt to total capital ratio to 65 percent from 69 percent. This transaction culminates the most significant year of growth in the partnership's history with approximately $1.5 billion in acquisitions and announced deepwater growth projects totaling gross capital expenditures of approximately $800 million. We expect the acquisitions and deepwater projects to generate substantial growth for the partnership in 2003 and beyond."
El Paso Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets, including onshore and offshore natural gas and oil pipelines; offshore production platforms; natural gas storage and processing facilities; and natural gas liquids fractionation, transportation, storage and terminal assets. Visit El Paso Energy Partners on the Web at www.elpasopartners.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.
                               ###
 Contacts:
  Communications and
    Government Affairs                Investor Relations
  Norma F. Dunn                       Sandra M. Ryan
  Senior Vice President               Director
  Office: (713) 420-3750              Office: (832) 676-5371
  Fax:    (713) 420-3632              Fax:    (832) 676-1195